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                                                                     EXHIBIT 8.1

                MAJOR SUBSIDIARIES OF PETROCHINA COMPANY LIMITED

I.   WHOLLY-OWNED SUBSIDIARIES

1.   Daqing Oilfield Company Limited

2.   PetroChina International Limited

3.   PetroChina International Indonesia Limited

II.  CONTROLLED SUBSIDIARIES

1.   Liaohe Jinma Oilfield Company Limited (97.48% owned by us)

2.   Daqing Yu Shu Lin Oilfield Company Limited (88.16% owned by us)

3.   Jilin Chemical Industrial Company Limited (67.29% owned by us)

4.   Jinzhou Petrochemical Limited Company (95.87% owned by us)

5.   Zhong You Kan Tan Kai Fa Company Limited (50% owned by us)


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